Exhibit 4.5

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	NANOSTRING TECHNOLOGIES, INC., a Delaware corporation
Number of Shares:	189,394 (subject to Section 1.5)
Class of Stock:	Series C Preferred Stock
Initial Exercise Price:	$0.264 per share
Issue Date:	November 8, 2010
Expiration Date:	November 8, 2017 (Subject to Section 4.1)

THIS WARRANT TO PURCHASE STOCK (“WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Texas banking association, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of NANOSTRING TECHNOLOGIES, INC. (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Holder shall also deliver to the Company a check or wire for the aggregate Warrant Price for the Shares being purchased.

1.2 Delivery of Certificate and New Warrant. Within 45 days after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.3 Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.4 Acquisition of the Company.

1.4.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

(a) Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least 20 days prior to the closing of any proposed Acquisition. The Company will use its best efforts to cause the acquirer of the Company under the Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition.

(i) If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(ii) If the Acquirer refuses to assume this Warrant in connection with the Acquisition and Holder has not otherwise exercised this warrant in full, then Holder shall have the option either to (a) exercise this warrant and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company (the “Acquisition Consideration”); or (b) require the Company to purchase this Warrant for cash upon the closing of the Acquisition for an amount per Share equal to the Acquisition Consideration per Share minus the Warrant Price.

1.5 Increase in Shares. As of the Issue Date, this Warrant shall be exercisable for 189,394 Shares. From after the Issue Date and until the earlier of (A) the termination of the Loan and Security Agreement between the Company and Holder dated as of October 1, 2007, as amended on May 5, 2008, June 3, 2009 and November 8, 2010 (the “Loan Agreement”) and (B) such earlier date as the Company repays all obligations under the Loan Agreement and can no longer request any future advances under the Loan Agreement, the number of Shares for which this Warrant is exercisable shall be automatically increased by a number of Shares equal to the sum of:

(1) the quotient derived by dividing (a) two percent (2.0%) of the maximum outstanding principal balance under the Revolving Line (as defined in the Loan Agreement) under the Loan Agreement with respect to Advances (as defined in the Loan Agreement) made by Comerica Bank under Revolving Line between the Issue Date and the Revolving Maturity Date (as defined in the Loan Agreement) by (b) the Warrant Price; plus

(2) the quotient derived by dividing (a) two percent (2.0%) of the maximum outstanding principal balance under the Formula Revolving Line (as defined in the Loan Agreement) under the Loan Agreement with respect to Formula Advances (as defined in the Loan Agreement) made by Comerica Bank under Formula Revolving Line between the Issue Date and the Formula Revolving Maturity Date (as defined in the Loan Agreement) by (b) the Warrant Price; plus

(3) the quotient derived by dividing (a) two percent (2.0%) of the maximum outstanding principal balance under the Equipment Line (as defined in the Loan Agreement) under the Loan Agreement with respect to Equipment Advances (as defined in the Loan Agreement) made by Comerica Bank under the Equipment Line between the Issue Date and the Tranche B Available End Date (as defined in the Loan Agreement) by (b) the Warrant Price.

Notwithstanding the foregoing, the maximum number of Shares for Warrant may be exercisable shall be 568,181 Shares. The adjustment set forth in this Section 1.5 shall be in addition to any adjustments hereto pursuant to Article 2, below.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased.

2.4 Adjustments for Diluting Issuances. The Warrant Price and the Number of Shares issuable upon exercise of this Warrant shall be subject to adjustment, from time to time, in the manner set forth on Exhibit A, if attached, in the event of Diluting Issuances (as defined on Exhibit A).

2.5 No Impairment. The Company shall not, by amendment of its Articles or Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7 Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1 Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:

3.1.1 The initial Warrant Price referenced on the first page of this Warrant is the same as the price paid by the investors in the Company’s Series C Preferred Stock financing.

3.1.2 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance and payment of the Warrant Price, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event).

3.3 Information Rights. So long as the Holder holds this Warrant, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiqués to the shareholders of the Company, (b) within one hundred fifty (150) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit B.

ARTICLE 4

MISCELLANEOUS

4.1 Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the one-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the first anniversary of the effective date of the Company’s initial public offering. The Company shall give Holder written notice of Holder’s right to exercise this Warrant not less than 90 days before the Expiration Date.

4.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, delivery of investment representation letters). The Company shall not require Comerica Bank (“Bank”) or a Bank Affiliate (as defined herein) to provide an opinion of counsel or investment representation letter if the transfer is to Bank’s parent company, Comerica Incorporated (“Comerica”), or any other direct or indirect subsidiary of Comerica Incorporated (“Bank Affiliate”).

4.4 Transfer Procedure. After receipt of the executed Warrant, Bank will transfer all of this Warrant to Comerica Ventures Incorporated, a non-banking subsidiary of Comerica and a Bank Affiliate (“Ventures”). Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Bank or Comerica Ventures may transfer all or part of this Warrant to any Bank Affiliate, including, without limitation, Comerica Incorporated, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company. At the Company’s request, any transferee of this Warrant shall, as a condition to the valid transfer of this Warrant, execute a counterpart signature page to this Warrant and agree to be bound by the terms and provisions herein.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

All notices to the Company shall be addressed as follows:

NANOSTRING TECHNOLOGIES, INC.

Attn: Chief Financial Officer

530 Fairview Ave N, Suite 2000

Seattle, WA 98109

4.6 Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9 Confidentiality. The Company hereby agrees to keep the terms and conditions of this Warrant confidential. Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.

4.10 Lockup. Holder hereby agrees that it will be subject to the restrictions and entitled to the benefits set forth in Sections 2.14(a)-(d) of the Amended and Restated Investors’ Rights Agreement dated as of June 8, 2009 by and among the Company and certain stockholders of the Company, as such sections and/or agreement may be amended from time to time (including the amendment entered into in connection with the issuance of the Warrant dated November 8, 2010) (the “Investors Rights Agreement”).

NANOSTRING TECHNOLOGIES, INC.

By:	/s/ Wayne Burns

Name:	Wayne Burns

Title:	CFO

By:

Name:

Title:

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                  shares of the                  stock of NANOSTRING TECHNOLOGIES, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA VENTURES INCORPORATED or Assignee

(Signature)

(Name and Title)

(Date)

EXHIBIT A

Anti-Dilution Provisions

In the event of the issuance by the Company, after the Issue Date of this Warrant, of securities at a price per share less than the Warrant Price (a “Diluting Issuance”), then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions (the “Provisions”) of the Company’s Certificate of Incorporation, as such may be amended, restated or supplemented from time to time (the “Restated Certificate”), which apply to such Diluting Issuance (subject to any conditions or exceptions set forth in the Provisions or waivers of the Provisions with respect to any Diluting Issuance pursuant to the terms of the Restated Certificate). The foregoing shall not be deemed in any manner to limit or restrict the applicability of the Provisions to the Shares. Any language in the Restated Certificate that in any manner limits or restricts the applicability of the Provisions to shares that are not outstanding as of the date of the Diluting Issuance shall not apply to the Shares issuable upon exercise of this Warrant.

Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

EXHIBIT B

Registration Rights

In connection with the issuance of this Warrant, the Company and Comerica Bank agree to amend the Investors’ Rights Agreement to provide that the Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed “registrable securities” for the purposes of “piggy back” registration rights provided in Section 2.3 of the Investors’ Rights Agreement.